Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

The Amended and Restated Employment Agreement dated as of January 1, 2008 between Windstream Corporation and Jeffery R. Gardner (the “Agreement”) is amended, effective as of December 21, 2009, as follows:

1. The definitions in subsections 1.1, 1.3, and 1.16 of Section 1 of the Agreement are hereby deleted in their entirety and replaced with “RESERVED”.

2. The definition of “Severance Benefits” contained in subsection 1.15 of the Agreement is hereby replaced and superseded in its entirety as follows:

“1.15 “Severance Benefits” shall mean a lump sum payment, in cash, equal to the Executive’s annual Base Salary multiplied by three, which amount shall be in lieu of any severance benefits to which the Executive would otherwise be entitled under any severance plan, program, policy or practice or contract or agreement of the Windstream Group.”

3. Section 2(B) of the Agreement is hereby amended by replacing, where appropriate, the date “December 31, 2009” with the date “December 31, 2012”.

4. Section 7.5(B) of the Agreement is hereby replaced and superseded in its entirety as follows:

“(B) Upon a termination by Windstream other than for Cause or by the Executive for Good Reason under this Section 7.5 during the Term, Windstream shall pay or provide or cause another member of the Windstream Group to pay or provide to the Executive in full satisfaction of all amounts due (i) the Ordinary Termination Benefits in a single lump sum within 10 business days after the Termination Date, and (ii) the Severance Benefits in a single lump sum within 10 business days after the Release Deadline set forth in Section 7.6.”

5. Section 7.6 of the Agreement is hereby replaced and superseded in its entirety as follows:

“7.6 Release.

Notwithstanding anything contained in this Agreement to the contrary, Windstream shall only be obligated to pay or provide Severance Benefits if the Executive timely executes and does not timely revoke a release of claims in the form attached hereto as Exhibit A (the “Release”). The Release must be signed by the Executive and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), within 30 days after the date of the Executive’s Termination Date (the “Release Deadline”).”

6. Except as explicitly set forth herein, the Agreement will remain in full force and effect.

WINDSTREAM CORPORATION

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President, General Counsel and Secretary

/s/ Jeffery R. Gardner
Jeffery R. Gardner

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